Exhibit 10.1

NINETEENTH AMENDMENT TO LEASE

Amendment made this 16th day of April 2020, amending the Lease dated March 9, 2000 and amended on October 26, 2000, March 12, 2001, April 22, 2002, March 8, 2005, April 5, 2006, January 31, 2007, October 1, 2008, February 19, 2010, March 7, 2011, March 3, 2012, April 16, 2013, May 5, 2014, December 12, 2014, January 5, 2016, June 27, 2016, April 3, 2017, September 6, 2017, July 17, 2018 and January 4, 2019 (collectively, the “Lease”)

Between	Princeton Corporate Plaza, LLC (“Landlord”)

And	Cytosorbents, Inc., f/k/a Medasorb Corporation (“Tenant”)

Witnesseth that in consideration of the mutual understanding between them, Landlord and Tenant hereby agree to amend the Lease as follows:

Landlord does hereby lease to Tenant and Tenant does hereby rent from Landlord the following described premises: approximately 901 square feet in Landlord’s Building at 11 Deer Park Drive, Suite 113 (the “Twelfth Expansion Space”) in the Township of South Brunswick in the County of Middlesex and State of New Jersey, which space is further described on the Floor Plan marked Exhibit A-38 attached hereto and made a part hereof,

Upon the following Conditions and Covenants:

1.    Demised Premises. Effective on May 1, 2020 (the “Twelfth Expansion Commencement Date”), the Twelfth Expansion Space shall be included in the Demised Premises at both 7 Deer Park Drive Suite K and 11 Deer Park Drive Suite 125 and the total area of the Demised Premises at both 7 Deer Park Drive Suite K and 11 Deer Park Drive Suite 125 shall be approximately 20,821 square feet.

2.    Use. The Demised Premises shall be used and occupied only and for no other purpose than laboratories and office (the “Use”), provided, however, that said Use in the laboratories shall be strictly limited and subject to the activities set forth in Tenant’s Application for Nonresidential Use Performance Standards and Tenancy Review submitted to and approved by the Township of South Brunswick regardless of whether said approval has been received as of the date of execution of this Lease (the “Tenancy Review”).

3.    Term. The Term of the Lease is hereby extended to May 31, 2021 (the “Expiration Date”).

4.    Base Rent. Effective on the Twelfth Expansion Commencement Date, Tenant’s monthly Base Rent for the remainder of the Term shall be $33,641.00.

5.    Security. Tenant has previously deposited with Landlord the sum of $96,370.00 as security pursuant to Section 4 of the Lease.

6.    Tenant’s Proportionate Share. Effective on the Twelfth Expansion Commencement Date, Tenant’s Proportionate Share for the remainder of the Term shall be a blended rate of 18.26%.

7.    Estimated Operating Expense. Effective on the Twelfth Expansion Commencement Date, Tenant’s estimated monthly Operating Expense shall be $13,400.00 and Tenant’s monthly HVAC maintenance charge shall be $440.00. Excess water usage will be billed at $3,500.00 per month, adjusted quarterly if required.

8.    Electric and Gas. Effective on the Twelfth Expansion Commencement Date, Tenant shall pay as Additional Rent for estimated usage the amounts of $10,497.00 per month for electricity and $1,854.00 per month for gas.

9.    Acceptance and Workletter. Tenant acknowledges that it has inspected and examined the Demised Premises and has entered into this Lease without any representations on the part of Landlord, its agents or representatives as to the condition thereof is leasing and accepting the Demised Premises “as-is” and “where-is”. No representations or promises, except as specified herein, have been made by or on behalf of Landlord, its agents, employees or representatives, or by any real estate broker, prior to or at the execution of this Lease, and Landlord is not bound by, and Tenant will make no claim on account of, any representation, promise or assurance, expressed or implied, with respect to conditions, repairs, improvements, services, accommodations, concessions or any other matter, other than as contained herein.

10.   Renewal Option.

a.    Tenant has the option to renew for one (1) successive one (1) year term upon six (6) months written notice to Landlord prior to the expiration of the term of this Lease, time being of the essence; provided, however, that Tenant is not in default under any of the terms and conditions of this Lease and no event has occurred which with the giving of notice, passage of time, or both, would constitute an event of default on the date (i) this option is exercised and (ii) the renewal term commences. Base Rent for the renewal term shall be increased by the greater of five percent (5%) or the increases (if any) in the Consumer Price Index as published by the U.S. Department of Labor (“CPI”). Base Rent for the renewal term shall be determined (and shall be effective for the entire then operative lease years in the renewal term) by multiplying the annualized Base Rent in the last month of the prior term by the greater of a) five percent (5%) orb) a fraction, the numerator of which fraction shall be the CPI figure for the month which is two (2) months prior to the month in which the Commencement Date occurred (the “CPI Month”) and the denominator of which fraction shall be the figure published for the corresponding month in the initial lease year for the first renewal and for subsequent renewals, the month used for the numerator in the preceding renewal period. The CPI used shall be the All Urban Consumers (CPI-U), U.S. City Average.

b.    Should the CPI cease to be published, then the closest similar published index by an agency of the U.S. Government shall be substituted. Should there be no such substitute, the parties hereto shall, under the rules of the American Arbitration Association, agree to a substitute formula or source, designed to accomplish the same original purpose of this provision.

11.  Tenant’s Statement of Estoppel in Favor of Landlord. Tenant hereby confirms that to the best of its knowledge, after due inquiry and consideration:

a.    Tenant does not have any pending or potential causes of action, suits, liabilities, debts, damages, controversies, agreements, trespasses, judgments, executions, demands and claims of any nature whatsoever, whether in law or in equity, against Landlord, its predecessors, successors and assigns, its parents, subsidiaries, officers, directors, shareholders, employees, agents and attorneys, any affiliated corporations, their officers, directors, shareholders and employees, by reason of any matter or cause whatsoever related to or arising from the Lease, or any other matter which has arisen prior to the date of execution of this Amendment.

b.    The Lease is in full force and effect and there are no defaults thereunder by Tenant (or to Tenant’s knowledge, by Landlord), nor are there any conditions which with the passage of time or giving of notice or both would become a default under the Lease.

c.    The Lease is the only agreement between Tenant and the Landlord affecting the Premises, and the Lease has not been assigned, amended, modified, changed, altered or supplemented, except as expressly specified herein. Tenant has no notice or knowledge of any person claiming rights as landlord or as tenant under the Lease other than Landlord and Tenant respectively.

d.    Tenant is in full and complete possession of the Premises pursuant to the terms of the Lease. There are no options by Tenant or rights to extend or renew Tenant’s leasehold or to expand the Premises provided for in the Lease, except as may be expressly provided in the Lease .

e.    All duties of an inducement nature and all inducement clauses have been fulfilled by Landlord in all respects, including any allowance and rent and other financial concessions.

f.    Tenant has not, at the Premises or within the building, generated, stored, handled or otherwise dealt with any hazardous or toxic waste or material, radioactive materials, or other contaminants, the removal of which is required or the maintenance of which is prohibited, regulated or penalized by any local, state or federal agency, authority or government unit except as expressly permitted in the Lease.

g.    No petition, suit or proceeding involving Tenant’s bankruptcy, insolvency, reorganization, receivership, or general assignment for the benefit of creditors is currently pending or contemplated.

12.  Release in Favor of Landlord. Tenant hereby releases and forever discharges Landlord, its predecessors, successors and assigns, its parents, subsidiaries, officers, directors, shareholders, employees, agents and attorneys, any affiliated corporations, their officers, directors, shareholders and employees, from any and all causes of action, suits, liabilities, debts, damages, controversies, agreements, trespasses, judgments, executions, demands and claims of any nature whatsoever, whether in law or in equity, whether known or unknown, and any and all rights, duties, liabilities and obligations, whether presently enforceable or enforceable in the future, by reason of any matter or cause whatsoever from the beginning of time to the date of its execution of this Amendment, related to or arising from the Lease.

13.  Tenant’s Representations. Tenant represents and warrants that Tenant and the person(s) executing and delivering this Amendment on Tenant’s behalf each represent and warrant that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the State of New Jersey, is in good standing under the laws of the state of its organization and the laws of the State of New Jersey, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

14.  Lease Amendment Submission. Tenant has executed this Amendment upon the understanding that this Amendment shall not in any way bind Landlord until such time as the same has been approved and executed by Landlord and a counterpart delivered to or received by Tenant.

15.  Entire Lease. This Amendment is made a part of the Lease and where a conflict exists between any provision in the Lease and the provisions of this Amendment, this Amendment shall govern. Except as specifically amended herein, all of the terms and conditions of the Lease shall continue with full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers or other duly authorized representatives and their proper corporate seal (if applicable) to be hereto affixed, as of the day and year first above written.

WITNESS:	LANDLORD
Princeton Corporate Plaza, L.L.C.
	By:	Princeton Corporate Management Corp., Managing Member

/s/ Jessie Kent	By:	/s/ Harold Kent
	Name:	Harold Kent
5/29/20	Title:	President
Date

WITNESS:	TENANT
Cytosorbents, Inc. f/k/a Medasorb Corporation

/s/ Vincent Capponi	By:	/s/ Phillip Chan
	Name:	Phillip Chan
5/29/20	Title:	CEO
Date

Cytosorbents Expansion 12 Amendment #19

April 5, 2020

EXHIBIT A-38

Twelfth Expansion Space: 11 Deer Park Drive